EXHIBIT 99.6

SIPP INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEET
Quarter End March 31, 2013
(Unaudited)

BALANCE SHEET

ASSETS

CURRENT ASSETS
Cash	$–
Accounts Receivable	–
Other Receivable	–
Inventory	–
Prepaid Accounts	–
–

LONG TERM EQUITY INVESTMENT	–
FIXED ASSETS - NBV	–
INTANGIBLE ASSETS - NBV	–
$–

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES

Accounts Payable and Accrued Liabilities	$3,100.00
Other Payables	–
Taxes Payable	–
–

LONG TERM LIABILITIES -	–
–
SHAREHOLDERS' EQUITY
CAPITAL STOCK
Common Stock, authorized shares 260,000,000
Issued and outstanding - 469,857,488 @ PV $.001	469,857
Preferred Stock, authorized shares 10,000,000
Issued and outstanding - 1,000,000 @ PV $.001	1,000

Additional Paid In Capital	(1,197,605)

Deficit	1,671,562.00
$–

1

SIPP INDUSTRIES INC.
CONSOLIDATED STATEMENT OF EARNINGS AND RETAINED EARNINGS
Quarter End March 31, 2013
(Unaudited)

EARNINGS
REVENUE
Sales	$–
–
TOTAL SALES	–

COST OF SALES

Cost of Sales	–

TOTAL COST OF SALES	–

GROSS PROFIT	–

OPERATING EXPENSES

Administrative Expense	5,817.00
Selling Expense	–

5,817.00

OTHER INCOME & EXPENSES	–

PROFIT (LOSS)	(5,817)

NET PROFIT (LOSS)	0

Deficit - Beginning of period	1665745
Deficit - End of period	1671562

2

SIPP INDUSTRIES INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
Quarter End March 31, 2013
(Unaudited)

CASH FLOWS

Cash flows from operating activities
Profit/Loss from operations	$(5,817.00)

Adjustments to cash flows from operating activities:
Amortization of goodwill
Depreciation of fixed assets	–

Cash flows from operating activities	$(5,817.00)

Cash flows from investing activities:
Capital expenditures
Investment in inventory
Increase in accounts receivable	–
Decrease in prepaid expenses	–

Cash used in investing activities	$–

Cash flows from financing activities:
Increase in accounts payable and accrued liabilities	400.00
Increase in paid-in-capital	418,783.00
Increase in loans payable	–
Issuance of capital stock	425,000.00

Cash used for financing activities	$5,817.00

Net increase (decrease) in cash	–

Cash at beginning of period	–
Cash at end of period	$–

3

SIPP INDUSTRIES INC.
CONSOLIDATED STATEMENT OF SHAREHOLDERS EQUITY
Quarter End March 31, 2013
(Unaudited)

	Preferred	Stock	Common	Stock	PIC
	Shares	Amount	Shares	Amount	Amount	R/E	Total
Opening Balance	1,000,000	$1,000	44,857,488	$44,857	$1,617,388	$(1,665,745.00)	$(2,500)

Issuance of stock			425,000,000	425,000	–		425,000
Capital Paid In				–	$(419,783)		$(419,783)

Net Profit/Loss						$(5,817)	$(5,817)

4